UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2012

ARKANOVA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-51612
(Commission File Number)

68-0542002
(IRS Employer Identification No.)

305 Camp Craft Road, Suite 525 Austin, TX 78746
(Address of principal executive offices and Zip Code)

(512) 222-0975
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

See the disclosure under Item 2.03 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 6, 2012, our wholly owned subsidiary, Arkanova Acquisition Corporation (“Acquisition”), entered into a Loan Modification Agreement and an Amended and Restated Note Purchase Agreement with Aton Select Funds Limited (“Aton”) which were effective as of July 1, 2012, whereby Aton agreed to increase the amount outstanding under the restated secured promissory note entered into as of October 1, 2011 (the “2011 Note”) by $1,000,000.00 (the “Additional Loan Amount”) and consolidate the remaining balance, including accrued interest from October 1, 2011 to June 30, 2012 equal to $315,000, under the 2011 Note and the Additional Loan Amount into one new amended and restated promissory note in the principal amount of $8,315,000.00 (the “2012 Note”).

The 2012 Note bears interest at the rate of 6% per annum, is due and payable on June 30, 2013, is secured by a pledge of all of Acquisition’s interest in its wholly owned subsidiary, Provident Energy of Montana, LLC. Interest on the 2012 Note is payable 10 days after maturity in shares of our common stock. The number of shares of our common stock payable as interest on the 2012 Note will be determined by dividing $498,900 by the average stock price for our common stock over the 15 business day period immediately preceding the date on which the 2012 Note matures. Acquisition’s obligations under the 2012 Note are guaranteed by the Registrant pursuant to a Guaranty Agreement dated as of July 1, 2012. We expect to receive the Additional Loan Amount evidenced by the foregoing amended and restated loan documents by the end of August 2012.

Item 9.01. Financial Statements and Exhibits.

(a)	Exhibits

10.1	Loan Modification Agreement dated as of July 1, 2012, between Arkanova Acquisition Corporation and Aton Select Funds Limited.

10.2	Amended and Restated Note Purchase Agreement dated as of July 1, 2012, between Arkanova Acquisition Corporation and Aton Select Funds Limited.

10.3	Amended and Restated Promissory Note dated July 1, 2012, with Arkanova Acquisition Corporation as maker.

10.4	Guaranty Agreement between Arkanova Energy Corporation and Aton Select Funds Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

“Reginald Denny”
Reginald Denny
CFO and Director

Date: August 10, 2012